Exhibit 99.1

RE:	MHI Hospitality Corporation
4801 Courthouse Street, Suite 201
Williamsburg, VA 23188
(757) 229-5648

TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1798

AT THE CARLYLE GROUP:
Christopher Ullman
Director of Global Communications
(202) 729-5399

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 13, 2007

MHI HOSPITALITY CORPORATION CLOSES ACQUISITION OF CROWNE PLAZA

RESORT IN HOLLYWOOD, FLORIDA FOR $74 MILLION

Coastal Resort First Acquisition of MHI-Carlyle Group Joint Venture

Williamsburg, VA – August 13, 2007 – MHI Hospitality Corporation (AMEX: MDH) announced today that through a joint venture with The Carlyle Group, the Company has completed the acquisition of the Crowne Plaza Resort Hollywood Beach in Hollywood, Florida for $74,000,000 from developer MCZ/Centrum VI Owner, L.L.C. MHI Hospitality Corporation will retain a 25 percent equity position in the property, with The Carlyle Group retaining a 75 percent equity position.

The newly renovated 311-room Crowne Plaza Resort Hollywood Beach is well-located on the barrier island on the South Florida coast between the Intracoastal Waterway and the Atlantic Ocean. The resort hotel features approximately 12,000 square feet of meeting space, a retail food and beverage outlet, a large outdoor swimming pool and 300 valet parking spaces. A contiguous three-acre hotel development site owned by MCZ/Centrum will be leased to the joint venture for four years with an option to purchase the site at any time during the lease term.

Andrew M. Sims, President and Chief Executive Officer of MHI Hospitality Corporation, commented, “With its scale, location and value-enhancing potential, the Crowne Plaza Resort Hollywood Beach is a significant acquisition for our Company and directly fits our venture objectives with The Carlyle Group. We are delighted to announce this first investment in our partnership and look forward to a productive ongoing collaboration.”

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Robert G. Stuckey, Managing Director of The Carlyle Group and head of Carlyle Realty Partners, said, “We congratulate MHI Hospitality Corporation on their ability to source this attractive, off-market transaction. We strive to support our joint venture partners with the capital they need to create value.”

Financing of the acquisition was accomplished with a two-year $57,600,000 non-recourse loan from Societe Generale. The loan has three one-year extensions and is interest only with a rate determined by LIBOR plus 1.94 percent.

The Hotel will be managed by MHI Hotels Services, L.L.C. MHI Hospitality Corporation will be paid an asset management fee of 1.5 percent of the gross revenues of the hotel, in addition to payments from its joint venture with The Carlyle Group. The Crowne Plaza Resort Hollywood Beach is expected to open early Fall 2007.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the company’s portfolio consists of seven properties comprising 1,723 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the company has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

About The Carlyle Group

The Carlyle Group is a global private equity firm with $71.4 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132.0 billion. The Carlyle Group employs more than 800 people in 19 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world. www.carlyle.com.

Since its inception in 1993, Carlyle Realty Partners has completed more than 200 investments, investing approximately $3 billion of equity for a total capitalization of approximately $14 billion. Carlyle has more than 60 real estate professionals in Washington, DC; New York City; Los Angeles; Newport Beach, California; and Denver.

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Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Economic conditions generally and the real estate market specifically, management and performance of the Company’s hotels, plans for hotel renovations, financing plans, supply and demand for hotel rooms in the Company’s current and proposed market areas, the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations, legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts and competition, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.